Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD REPORTS
SECOND-QUARTER EARNINGS OF $0.25 PER DILUTED SHARE

WASHINGTON, D.C. (July 23, 2003) — The Corporate Executive Board Company (CEB) (Nasdaq: EXBD) today announced financial results for the second quarter and six months ended June 30, 2003. Revenues for the second quarter increased 27.3% to $50,339,000 from $39,547,000 for the second quarter of 2002. Net income rose 25.0% to $9,487,000 from $7,589,000. Earnings per diluted share for the latest quarter were $0.25, up 25.0% from $0.20 for the comparable period in 2002.

     For the first six months of 2003, revenues were $97,622,000, a 27.5% increase from $76,570,000 for the first half of 2002. Net income grew 31.8% to $17,823,000 from $13,520,000. Earnings per diluted share for the first half of 2003 increased 30.6% to $0.47 from $0.36 for the same prior-year period.

     Jay McGonigle, Chairman and CEO of The Corporate Executive Board, commented, “We are very pleased with our second-quarter performance. Despite the continued challenging economic environment, we made good progress towards our stated annual objective for a minimum of 25% revenue growth and continued modest operating margin expansion. All of our key growth metrics remain on track: the cross-sell ratio climbed to 2.76 at quarter end from 2.51 at the same time last year, price increases were in-line with expectations, and new customers continued to run a little ahead of plan. We are particularly excited to welcome companies like Costco Wholesale, DHL Worldwide Express, Home Box Office, PETCO Animal Supplies, Premcor Inc., PSA Peugeot Citroën, and May Department Stores to our membership ranks. Our network of over 1,900 large companies around the world, our focus on the most urgent needs of senior executives across multiple functions, and our position as the low cost provider of critical decision support tools and information all work together to underpin this success.

     “Today, we are also delighted to announce the launch of our two newest research programs: the Audit Director’s Roundtable and the Real Estate Executive Board. The Audit Director’s Roundtable (ADR) is a further extension of our strong Finance franchise, serving a constituency very much in the spotlight of Sarbanes-Oxley implementation. The Real Estate Executive Board (REEB) serves senior executives who steward the second or third largest spend category at most large companies. As always, each program’s design and inaugural research agenda reflects the guidance of a stellar group of charter advisors, including senior executives from Boeing, British Telecom, Duke

Energy, Intel, Lockheed Martin, and United Technologies. The launch of ADR and REEB brings our number of new program launches in 2003 to three, and our total number of membership programs to twenty-five.”

Share Repurchase

During the six months ended June 30, 2003, the Company repurchased 439,652 shares of its common stock at a total cost of approximately $14,800,000. Repurchases will continue to be made in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company is funding its share repurchases with cash on hand and cash generated from operations. At June 30, 2003, the Company had $252,417,000 in cash and marketable securities and no debt.

Outlook for 2003

The following statements summarize the Company’s guidance for 2003.

The Company reiterated comfort with its target for annual growth in revenues of a minimum of 25% and continued modest expansion in the operating margin within its target annual range of 25% — 30%. As in the past, the operating margin may fluctuate on a quarterly basis. The Company expects quarterly revenues of approximately $51.4 million for the third quarter and $55.2 million for the fourth quarter of 2003.

For 2003, the Company expects other income of approximately $7.5 million to $7.9 million, an effective income tax rate of approximately 39.4% and diluted weighted shares outstanding of approximately 38.3 million to 38.8 million.

The Company remains comfortable with earnings per diluted share of $0.25 for the third quarter and $0.28 for the fourth quarter, which, combined with the earnings per diluted share of $0.47 for the six months ended June 30, 2003, will bring full-year earnings per diluted share guidance to $1.00.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, our inability to know in advance if new products will be successful, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, restrictions on selling our products and services to the health care industry, continued consolidation in the financial institutions industry, which may limit our business with such companies, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to litigation related to our content, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, and possible volatility of our stock price. These factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the Securities and Exchange Commission, including, but not limited to, its 2002 annual report on Form 10-K, as amended, and quarterly report on Form 10-Q for the quarter ended March 31, 2003. The forward-looking statements in this press release are made as of July 23, 2003, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 1,900 of the world’s largest and most prestigious corporations, including over 70% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 225,000 corporate best practices.

THE CORPORATE EXECUTIVE BOARD COMPANY

Financial Highlights
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues	$50,339	$39,547	$97,622	$76,570
Net income	$9,487	$7,589	$17,823	$13,520
Basic earnings per share	$0.25	$0.20	$0.48	$0.37
Diluted earnings per share	$0.25	$0.20	$0.47	$0.36
Weighted average shares outstanding:
Basic	37,372	37,042	37,298	36,292
Diluted	38,415	38,104	38,146	37,611

THE CORPORATE EXECUTIVE BOARD COMPANY

Operating Statistics and Financial Highlights
(in thousands, except per share data)

		Three Months Ended			Six Months Ended
	Selected	June 30,		Selected	June 30,
	Growth			Growth
	Rates	2003	2002	Rates	2003	2002

Operating Statistic
Contract value (1) (at period end)	27.1%	$193,429	$152,204
Financial Highlights
Revenues	27.3%	$50,339	$39,547	27.5%	$97,622	$76,570
Cost of services		17,037	13,016		33,155	26,533

Gross profit		33,302	26,531		64,467	50,037

Member relations and marketing		12,965	9,866		25,352	18,974
General and administrative		5,166	4,606		10,496	8,827
Depreciation		1,393	1,385		2,749	2,589
Stock option and related expenses		2	45		113	668

Income from operations	29.6%	13,776	10,629	35.7%	25,757	18,979
Other income, net		1,880	1,612		3,655	2,829

Income before provision for income taxes		15,656	12,241		29,412	21,808
Provision for income taxes		6,169	4,652		11,589	8,288

Net income	25.0%	$9,487	$7,589	31.8%	$17,823	$13,520

EPS-basic		$0.25	$0.20		$0.48	$0.37
EPS–diluted	25.0%	$0.25	$0.20	30.6%	$0.47	$0.36
Weighted average shares outstanding
Basic		37,372	37,042		37,298	36,292
Diluted		38,415	38,104		38,146	37,611
Percentages of Revenues
Gross profit		66.2%	67.1%		66.0%	65.3%
Member relations and marketing		25.8%	24.9%		26.0%	24.8%
General and administrative		10.3%	11.6%		10.8%	11.5%

(1)	We define“Contract value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

THE CORPORATE EXECUTIVE BOARD COMPANY

CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2003	Dec. 31, 2002

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,680	$71,346
Marketable securities	24,528	17,030
Membership fees receivable, net	28,030	50,356
Deferred income taxes, net	29,876	28,806
Deferred incentive compensation	4,718	4,974
Prepaid expenses and other current assets	6,365	3,668

Total current assets	135,197	176,180
Deferred income taxes, net	22,477	30,920
Marketable securities	186,209	137,565
Property and equipment, net	15,339	14,916

Total assets	$359,222	$359,581

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$9,559	$12,549
Accrued incentive compensation	5,985	9,660
Deferred revenues	111,363	121,415

Total current liabilities	126,907	143,624
Other liabilities	2,845	2,600

Total liabilities	129,752	146,224
Stockholders’ equity	229,470	213,357

Total liabilities and stockholders’ equity	$359,222	$359,581

THE CORPORATE EXECUTIVE BOARD COMPANY

STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended
	June 30,

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,823	$13,520
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	2,749	2,589
Deferred income taxes	11,468	8,288
Amortization of marketable securities premiums, net	870	638
Changes in operating assets and liabilities:
Membership fees receivable, net	22,326	17,318
Deferred incentive compensation	256	837
Prepaid expenses and other current assets	(2,697)	(389)
Accounts payable and accrued liabilities	(3,006)	(956)
Accrued incentive compensation	(3,675)	(483)
Deferred revenues	(10,052)	(9,882)
Other liabilities	245	598

Net cash flows provided by operating activities	36,307	32,078

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(3,172)	(1,875)
Maturity (purchase) of marketable securities, net	(56,200)	(66,864)

Net cash flows used in investing activities	(59,372)	(68,739)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	7,842	11,960
Proceeds from the issuance of common stock under the employee stock purchase plan	338	325
Purchase of treasury shares	(14,797)	—
Reimbursement of common stock offering costs	175	300
Payment of common stock offering costs	(159)	(172)

Net cash flows provided by (used in) financing activities	(6,601)	12,413

NET DECREASE IN CASH AND CASH EQUIVALENTS	(29,666)	(24,248)
Cash and cash equivalents, beginning of period	71,346	48,271

Cash and cash equivalents, end of period	$41,680	$24,023